Exhibit 10(a)


                        PURCHASE AND SALE AGREEMENT


          THIS AGREEMENT has been made and entered into this 31st day of March, 1995 by and between BONRAY DRILLING CORPORATION
("Bonray") and M.E.L. OIL & GAS CORPORATION ("MEL"), with reference to the following circumstances:

          A. MEL is the owner of that certain oil and gas drilling equipment described on Exhibit A attached hereto (the
"Drilling Equipment").

          B. Bonray desires to purchase the Drilling Equipment as set forth in this agreement. MEL is willing to sell the Drilling Equipment to Bonray under the terms and conditions of this agreement.

          ACCORDINGLY, premises considered and for the purpose of prescribing the terms and conditions for the purchase and sale of the Drilling Equipment, the parties have entered into this agreement.

          1.   Sale of the Drilling Equipment.

               1.1 Sale and Delivery of the Drilling Equipment. Subject to the terms and conditions herein set forth, MEL will, at the closing provided for in Section 2 hereof (the "Closing"), sell, transfer, assign and deliver to Bonray the Drilling Equipment and Bonray agrees to purchase, receive, accept delivery of and pay MEL for the Drilling Equipment.

               1.2 Purchase Price. Subject to the terms and conditions of this agreement, and in consideration of the sale, assignment, transfer and delivery of the Drilling Equipment, Bonray will pay MEL $1,741,000 as provided in Section 1.3 below.

               1.3 Payment. Bonray shall pay MEL $912,950 at Closing by bank cashier's check and $828,050 by means of a promissory note in the form attached hereto as Exhibit B (the "Note"). The Note shall be secured by that portion of the Drilling Equipment described in Exhibit A under the heading "Category One Equipment" and "Category Two Equipment" pursuant to the terms of a security agreement in the form attached hereto as Exhibit C (the "Security Agreement"). MEL agrees to release its security interest in the Category Two Equipment at such time as the unpaid principal amount of the Note is $500,000 or less.

          2. The Closing. The Closing shall be held on the 31st day of March, 1995 at 11:00 a.m. at the offices of McAfee & Taft, 10th Floor, Two Leadership Square, Oklahoma City, Oklahoma or at such other date, time and place as may be agreed upon between the parties (such date and time being herein referred to as the "Closing Date").

          3. Representations and Warranties of MEL. MEL represents and warrants to Bonray as of the Closing Date as follows:

               3.1 Organization. MEL is a corporation duly organized and existing under the laws of the State of Oklahoma.

               3.2 Agreement Authorized. This agreement has been duly authorized, executed and delivered by MEL and all instruments required hereunder to be delivered by MEL at the Closing shall be duly authorized, executed and delivered by MEL. All requisite corporate action necessary to close the transactions contemplated by this agreement has been taken.

               3.3 Valid Agreement. This agreement, including, but not limited to, MEL's representations, warranties and indemnities herein contained, constitute the valid and binding agreement of MEL enforceable against it in accordance with its terms. All instruments required hereunder to be executed by MEL at the Closing shall constitute valid and binding agreements of MEL enforceable against it in accordance with its terms.

               3.4 Title to the Drilling Equipment. MEL has good, valid, subsisting and enforceable title to the Drilling
Equipment free and clear of all liens, security interests or other encumbrances.

               3.5  Status of the Drilling Equipment.  The
Drilling Equipment is being sold by MEL "AS IS, WHERE IS AND WITH
ALL FAULTS".

               3.6 Brokers and Finders. MEL has incurred no liability, contingent or otherwise, for brokers' or finders' fees with respect to this transaction for which Bonray shall have any responsibility whatsoever.

          4. Representations and Warranties of Bonray. Bonray represents and warrants to MEL as of the Closing Date, as follows:

               4.1 Authority to Purchase. Bonray has good right and lawful authority to purchase and pay for the Drilling
Equipment as contemplated by this agreement and to execute and deliver the Note and Security Agreement contemplated hereby.

               4.2 Brokers and Finders. Bonray has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which MEL shall have any responsibility whatever.

          5. Purchase Price Allocation. The parties have agreed that a portion of the purchase price for the Drilling Equipment is properly allocable $700,000 to the Category One Equipment and $1,000,000 to the Category Two Equipment. Bonray agrees that if it should sell the Category One or Category Two Drilling Equipment within two years of the Closing Date, it will pay MEL 50% of the net sales price (gross sales price less all commissions and expenses of sale) in excess of $700,000 in the case of the Category One Equipment and $1,000,000 the case of the Category Two Equipment.

          6. Confidentiality and Announcements. The parties agree to treat this agreement as confidential except as may be required by applicable laws or the applicable rules, regulations or guidelines of any government agency or stock exchange. To the extent disclosure is required by virtue of such applicable laws, rules, regulations or guidelines, Bonray and MEL will consult with each other with regard to all press releases and contacts with journalists, broadcasters or other media concerning this agreement or the transactions contemplated hereby. The parties have agreed that Bonray will make a press release after the Closing as set forth in Exhibit D attached hereto.

          7.   Transactions at Closing.  At the Closing:

               (a) MEL shall execute and deliver to Bonray a bill of sale and assignment in the form of Exhibit E hereto.

               (b) MEL shall deliver physical possession of the Drilling Equipment to Bonray at its present location.

               (c) Bonray shall deliver to MEL (i) a cashier's check in the sum of $912,950 and (ii) a cashier's check in the sum of $87,050 in payment of the sales tax due on the transaction.

               (d) Bonray shall execute and deliver the Note (in the principal amount of $828,050); and

               (e) Bonray shall execute and deliver to MEL the Security Agreement and applicable financing statements on Form
UCC-1.

          8.   Miscellaneous.

               8.1 Notices. All communications required or permitted under this agreement shall be in writing, sent by facsimile or delivered personally or by courier or sent by registered or certified mail, postage prepaid, addressed as set forth below.

                    (a)  Notices to Bonray:

                         Bonray Drilling Corporation
                         P. O. Box 50128
                         Oklahoma City, Oklahoma 73140
                         Attention:  Mr. Don Thummel
                         FAX No. (405) 424-0027

                    (b)  Notice to MEL:

                         M.E.L. Oil & Gas Corporation
                         P. O. Box 639
                         Jenks, Oklahoma 74037

                         Attention:  Mr. M. E. Lambert

Any party may change its address for purposes of this section by giving written notice of the change of address to the other party in the manner herein provided for giving notice. Any notice or communication hereunder shall be deemed to have been given when
(i) deposited in the United States Mail, if by certified or registered mail, and (ii) received, if delivered personally or by courier or by facsimile transmission.

               8.2 Binding Effect. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

               8.3 Counterparts. This agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument and all of which shall be considered an original for all purposes.

               8.4 Expenses. Each party will bear and pay its own expenses in negotiating and consummating the transactions contemplated hereby.

               8.5  Section Headings.  The section headings
contained in this agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this agreement.

               8.6  Superseding Effect.  This agreement
supersedes all prior agreements and understandings between the parties with respect to the subject matter of this agreement.

               8.7  Governing Law.  This agreement shall be
governed by and construed in accordance with the laws of the State of Oklahoma applicable to contracts made and performed entirely therein.

          EXECUTED as of the day and year first above written.


                                BONRAY DRILLING CORPORATION


                                By /s/ Richard B. Hefner
                                   ----------------------------
                                   Richard B. Hefner, President


                                M.E.L. OIL & GAS CORPORATION


                                By /s/ M.E. Lambert
                                   ----------------------------
                                   M. E. Lambert, President